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                                                                     EXHIBIT 2.2

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

In re                                  :
                                       :    Case No. 98-661 (PJW)
                                       :
PORTACOM WIRELESS, INC.,               :    Chapter 11
                                       :
                                       :
               Debtor.                 :

                       INTERIM ORDER AUTHORIZING DEBTOR
                   TO OBTAIN SECURED POST-PETITION FINANCING
                       PURSUANT TO 11 U.S.C. (S) 364(C)
                       --------------------------------

     AND NOW, this __ day of _____, 1998, upon consideration of the Emergency Motion of PortaCom Wireless, Inc. ("Debtor") to Obtain Secured Post-Petition Financing Pursuant to 11 U.S.C. (S) 364(c) (the "Motion") and after a preliminary hearing pursuant to Rule 4001(c)(2) of the Federal Rules of Bankruptcy Procedure having been held before this Court on March 23, 1998, and it appearing that the requested relief in the Motion is in the best interest of the Debtor, its creditors and its estate, and is necessary to ensure the continued operations and successful reorganization of the Debtor and after due deliberation and good and sufficient cause appearing therefor, it is hereby found, concluded and determined that:

     1. Immediately prior to the hearing, notice of the Motion and hearing was given to the U.S. Trustee, the secured creditors, and the 20 largest unsecured creditors.

     2. The Debtor is unable to obtain unsecured credit under Code (S) 503(b)(1) as an administrative expense.

     3. The Debtor is unable to obtain "new" credit without: (i) granting to VDC Corporation Ltd. ("VDC" or "Lender") claims having priority over that of administrative
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expenses of the kind specified in 11 U.S.C. (S)(S) 503(b), 506(c), and 507(b);
and (ii) securing such post-petition credit with a first-priority security interest in and lien on substantially all property of the Debtor, as further identified in the Motion and attached exhibits, limited only to the extent that there exists perfected security interests in favor of other third parties.

     4. Lender and Debtor have entered into an Asset Purchase Agreement dated November, 1997, and amendments thereto (as amended, the "Purchase Agreement"), whereby Lender agreed to purchase and Debtor agreed to sell the Securities, as defined in the Debtor In Possession Loan, Security And Pledge Agreement between Lender and the Debtor (the "DIP Financing Agreement"), in consideration of 5.3 million shares of the common stock of Lender plus $700,000.00 and which Purchase Agreement has been superseded by an Asset Purchase Agreement entered into between the parties post-petition (the "Transaction").

     5. It is in the best interests of the Debtor's estate to permit the Debtor to continue to finance its operations, the case and the Transaction, under the terms and conditions set forth herein, so as to minimize and prevent a disruption of its operations and to permit the Debtor to attempt to maximize the value of its business and assets.

     6. The DIP Financing Agreement attached to the Motion as Exhibit "G" was negotiated in good faith and at arm's length by and between the Debtor and Lender and any credit extended and loans made to the Debtor by Lender under the DIP Financing Agreement were extended in good faith, within the meaning of Code
(S) 364(e), and the reversal or modification on appeal of this Order authorizing Debtor to: (i) obtain such credit, or incur such debt, from Lender does not affect the validity of either the credit obtained or the debt incurred;

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and (ii) grant a priority claim, or lien, to Lender does not effect the extent, validity, priority or enforceability of the claim and lien so granted.

     7. Prior to the commencement of the case, Debtor and Lender entered into a Loan Agreement dated November 10, 1997, whereby Lender agreed to extend a loan to Debtor in the principal amount not to exceed $700,000.00 (the "Loan"). Prior to the commencement of the case, Lender extended $366,725.00 to Debtor under the Loan, which advances are evidenced by Credit Notes in the principal amount of $366,725.00 (collectively, the "Credit Notes"), together with any and all accrued and unpaid interest, costs and fees, including attorneys' fees (the "Pre-Petition Indebtedness").

     8. The Debtor, for itself, its creditors and its estate, ratified and confirmed for the benefit of Lender, its successors and assigns, the full extent of the Pre-Petition Indebtedness, the enforceability of the Loan Agreement, Security Agreement, and Pledge Agreement, dated November 10, 1997 and the Credit Notes (collectively the "Pre-Petition Loan Documents") in accordance with their respective terms, and the extent, validity, priority, enforceability and perfection of Lender's lien on and interest in and to those certain warrants to purchase 4,000,000 shares of common stock of Metromedia Asia Corporation (the "Warrants"). The Debtor acknowledged and confirmed that it has no defenses, counterclaims, set-offs, recoupments or other claims or rights to disallow, in whole or in part, the Pre-Petition Indebtedness or Lender's lien on and interest in and to the Warrants, and no objection to the secured claim of Lender. Lender holds an allowed secured claim to the full extent of the Pre-Petition Indebtedness.

     9. The Maturity Date of the loan authorized by this Order, the terms of which are set forth in the DIP Financing Agreement (the "Post-Petition Loan") is the earlier to occur (the

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"Maturity Date") of: (i) the forty-fifth (45th) day following the entry of the
Order for Relief under Code (S) 301; or (ii) the date approved by the Court as the sale or auction date of the Transaction; or (iii) April 30, 1998. Notwithstanding anything herein or in the DIP Financing Agreement to the contrary, the Maturity Date may be extended from time to time upon the written consent of Lender, which consent shall be in Lender's absolute and sole discretion, may be withheld without cause, and shall not constitute or be deemed a waiver or cure of any Event of Default.

     10. The Debtor has authority to borrow the Post-Petition Loan, to execute and deliver the DIP Financing Agreement and any and all Notes executed in connection with the Post-Petition Loan (the "Note(s)"), and any other instruments and documents required to be executed in connection herewith and therewith (such other instruments and documents being collectively called the "Other Documents") without further Order of the Court.

     11. The DIP Financing Agreement has been, and will be, validly executed and delivered by the Debtor and is the legal, valid and binding obligation of the Debtor, enforceable against the Debtor in accordance with its respective terms.

     12. The proceeds from the Post-Petition Loan shall be used by the Debtor only for working capital purposes in the ordinary course of business, or in connection with the case or the Transaction.

     13. The Debtor has all right, title and interest in, and good and marketable title to the Securities and Collateral, as defined in the DIP Financing Agreement, free and clear of any claim, pledge, security interest, restriction, lien or encumbrance of any kind or nature

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whatsoever, except for the pre-petition lien to VDC and the Permitted Lien on the Shares, as such term is defined in the Security Agreement.

     14. The Debtor's other secured creditor(s) is/are adequately protected from any adverse consequences which might result from the consummation of the proposed post-petition secured financing between the Debtor and Lender.

     15. The Debtor has acknowledged notice of the Lender's intention to, upon the occurrence of an Event of Default or the Maturity Date, retain the Warrants in satisfaction of the obligations of Debtor to Lender with respect to the Pre-Petition Indebtedness and all obligations under the Post-Petition Loan and has expressly waived its right to receive any further notice from Lender of its intention to do so, either before or after the occurrence of any Event of Default or the Maturity Date.

     Accordingly, it hereby ORDERED, ADJUDGED and DECREED that:

     1.   The Motion is GRANTED.

     2. The form of Notice of Final Hearing on the Debtor's Motion to Obtain Secured Post-Petition Financing Pursuant to 11 U.S.C. (S) 364(c) attached as Exhibit "H" to the Motion is APPROVED.

     3. The Debtor is authorized and directed to do and perform all acts, to make, execute, and deliver all instruments and documents which may be required or necessary for the performance by the Debtor under or in connection with the DIP Financing Agreement and to pay all present and future fees, costs, expenses and taxes which may be required or necessary for its performance thereunder including, without limitation, the execution and delivery of the DIP

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Financing Agreement and any other document related to or necessary for the performance of the Debtor's obligations thereunder.

     4. Pursuant to 11 U.S.C. (S) 364(c), Lender is granted a lien on all of the Debtor's now owned and hereafter acquired property, including, without limitation, all cash, accounts, accounts receivable, inventory, goods, equipment, chattel paper, instruments, general intangibles, documents, and Collateral, whether arising pre- or post-petition, and all proceeds and products of all of the foregoing (hereinafter referred to as the "Post-Petition Collateral") superior to any and all liens, including post-petition replacement liens under Code (S)(S) 361 and 363 and claims under Code (S) 507(b) granted now or in the future to another, and with priority over any and all administrative expenses, whether now in existence or hereafter incurred, of the kind specified in Code (S)(S) 503(b), 506(c), and 507(b) or otherwise, with respect to all of the Debtor's obligations and indebtedness arising under the DIP Financing Agreement, as and to the extent set forth in the DIP Financing Agreement. With respect to property of the Debtor in which other creditors hold a valid and perfected pre-petition interest, the pledge, lien and security interest granted and pledged to Lender in accordance herewith shall have priority junior to other creditors' interests in such property.

     5. As additional security for the post-petition credit being extended to the Debtor, Lender is hereby granted, pursuant to Code (S) 364(c), nunc pro tunc as of March 23, 1998 (the "Petition Date"), and without the necessity of the Debtor's execution or recordation of any financing statements, pledges, mortgages, security agreements, or otherwise, or Lender's recordation with respect to or possession of any of the Post-Petition Collateral, a first priority

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security interest in and lien on the Post-Petition Collateral, as more particularly detailed in the Motion and the DIP Financing Agreement, all of which are incorporated herein by reference.

     6. Lender shall not be required to file financing statements or similar instruments in any jurisdiction or take possession of the Post-Petition Collateral any other action in order to validate or perfect the liens and security interests granted to it pursuant to this Order. Lender may, however, at its sole discretion, choose to file such instruments or otherwise confirm perfection of such liens and security interests. Accordingly, the automatic stay of Code (S) 362 is hereby modified to permit: (i) the Debtor to grant and
(ii) Lender to evidence the perfection of the liens and security interests granted herein.

     7. The Debtor is authorized and directed, at its sole expense, to permit Lender access to the Debtor's books and records in accordance with the terms and conditions of the DIP Financing Agreement, or as otherwise reasonably requested by Lender.

     8. The Debtor is authorized and directed to make such payments to Lender as are required under the terms of the DIP Financing Agreement, including, without limitation, reimburse Lender for any and all filing and recording fees, title insurance premiums, reasonable internal and auditing examination fees, and reasonable attorneys' fees, costs and expenses incurred by Lender in connection with the negotiating, closing, documenting of the DIP Financing Agreement and obtaining the Court's approval of same, without the necessity of application to the Court; provided, however, that the reasonableness of such professional fees, costs and expenses shall be subject to review by the Court upon motion by any party in interest.

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     9.   Lender is authorized to accrue interest on the post-petition credit being extended hereunder in accordance with the terms and conditions of the DIP Financing Agreement nunc pro tunc as of the Petition Date.

     10. Lender is authorized to retain the Warrants in its possession notwithstanding the provisions of 11 U.S.C. (S)(S) 542 and 543.

     11. As additional "adequate protection" of Lender's interest in and lien on the Post-Petition Collateral, the automatic stay provisions imposed by Code
(S) 362(a) are hereby modified so as to permit Lender to: (i) stop "funding" the Debtor's operations upon default under the DIP Financing Agreement or this Order; (ii) following three (3) business days' notice to Debtor, any committee appointed by the U.S. Trustee and the U.S. Trustee, exercise all rights and remedies set forth in the following paragraph 15.

     12. Until repayment, in full, of any credit extended under the DIP Financing Agreement, Debtor will not, without the prior approval of the Court and prior notice to Lender: (i) allow any covenants, representations or warranties set forth herein or in the DIP Financing Agreement to be breached or to become materially untrue; (ii) engage in any transaction which is not in the ordinary course of its business (any sale, lease, exchange, collection or other disposition (any of which is a "Disposition") of the Post-Petition Collateral);
(iii) engage in new or different business activities; (iv) invest whether by purchase, lease, or otherwise, in fixed or capital assets; or (v) create, assume, or suffer to exist any lien on security interest, in favor of any person other than Lender except: (x) liens or security interests existing as of the date of the entry of this Order; or (y) liens expressly consented to in writing by Lender.

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     13.  In addition to the "Events of Default" under the Pre-Petition Loan
Documents and the DIP Financing Agreement, each of the following events shall constitute an Event of Default hereunder and thereunder:

          (a) The Debtor fails to pay when due any principal, interest or other sums due hereunder or under any of the Notes.

          (b) Except for Events of Default described in sub-paragraph (i) hereof, the Debtor defaults in the observance or performance of any condition or covenant contained in the DIP Financing Agreement or any Note and the Debtor shall not have remedied the default within fifteen (15) days after receipt of written notice of such default has been given by Lender to the Debtor.

          (c) A breach by the Debtor of any warranty or any representation contained in the DIP Financing Agreement or any Note, and such breach shall not have been remedied within fifteen (15) days after receipt of written notice of such breach has been given by Lender to the Debtor.

          (d) The conversion of the Debtor's case to a case proceeding under Chapter 7 of the Code, or the dismissal of the Debtor's Chapter 11 case, or the appointment of a trustee in either a Chapter 7 or Chapter 11 case of the Debtor.

          (e) The appeal, rehearing, reconsideration, reversal, modification, vacation or stay of this Order.

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          (f) The failure to have scheduled a hearing on approval of the post-
              petition Asset Purchase Agreement and the Transaction ("Sale Hearing") within thirty (30) days following the commencement of the Case.

          (g) The failure to have obtained approval of the proposed bidding procedures and Break-Up Fee, as described in the Transaction documents and in connection with the Sale Hearing.

          (h) The failure to have obtained approval of the post-petition Asset Purchase Agreement and the Transaction within thirty-five (35) days following the commencement of the Case.

          (i) The appeal, rehearing, reconsideration, reversal, modification, vacation or stay of the Order approving the Transaction.

          (j) The failure of the parties to close the Transaction within fifty
              (50) days of the commencement of the Case.

          (k) If there shall have occurred an Event of Default under any other agreements between the Debtor and the Lender, except that the commencement of the Debtor's case shall not be deemed to constitute a default.

     14. In addition to any and all other remedies available to Lender resulting from the occurrence of an Event of Default, Lender, in its sole discretion and without further notice to the Debtor or any other party, may declare the unpaid principal amount of the Post-Petition Loan, together with all accrued interest thereon at the applicable rate specified in the Notes, and all other sums due by the Debtor under any Note or the DIP Financing Agreement shall become

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immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are expressly waived by the Debtor. Upon the occurrence of an Event of Default, the Lender shall have the right to charge and accrue interest at a rate per annum equal to ten percent (10%) (the "Interest Rate") plus three percent (3%) (the "Default Rate"). In addition, in each case, the Lender may recover all costs of suit and other expenses incurred by the Lender (including attorneys' fees) in connection with the collection of any sums due under any and all Notes or under the DIP Financing Agreement. In addition to all other remedies available to it, the Lender may exercise its rights under any and all Notes delivered to the Lender. The remedies set forth herein shall be in addition to, and not in lieu of, any other additional rights or remedies the Lender may have at law or in equity. In addition, upon the occurrence of an Event of Default, the automatic stay imposed by Code (S) 362, and all other stays and injunctions, if any, shall be deemed modified and dissolved, and of no further force or effect, without further order of the Court in order to permit Lender to exercise all rights or remedies with respect to or in the Collateral and all obligations due Lender under the DIP Financing Agreement and the Notes. Further, upon the occurrence of an Event of Default or the Maturity Date, whichever shall first occur, following three (3) business days' notice to Debtor, any committee appointed by the U.S. Trustee and the U.S. Trustee, Lender is authorized to (i) exercise its rights in and to the Warrants,
(ii) credit the Debtor, and (iii) apply the Warrants to and in satisfaction of the obligations of Debtor to Lender with respect to the Pre-Petition Indebtedness and all obligations under the Post-Petition Loan.

     15. All defenses or claims of, every kind or nature, whether existing by virtue of state, federal bankruptcy or non-bankruptcy law, by agreement or otherwise, against Lender, as such

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defenses or claims may presently exist, are hereby forever waived, relinquished and released by Debtor, against Lender, including without limitation, any affirmative defense, counterclaim, setoff, deduction or recoupment as of the entry of this Order, except that any committee appointed by the U.S. Trustee may bring an action to challenge the validity, priority and extent of Lender's Pre-Petition Indebtedness within forty-five (45) days after the entry of this Order.

     16. If any or all of the provisions of this Order or the DIP Financing Agreement are hereafter modified, vacated or stayed by subsequent order of this Court or by any other court, such stay, modification, or vacation shall not affect the validity of any debt to Lender in respect to any post-petition lending prior to the effective date of such stay, modification, or vacation, or the validity and enforceability of any lien, security interest or priority authorized or created by this Order or the DIP Financing Agreement and notwithstanding such stay, modification, or vacation, any obligations of the Debtor pursuant to this Order or the DIP Financing Agreement arising prior to the effective date of such stay, modification or vacation shall be governed in all respects by the original provisions of this Order and the DIP Financing Agreement, and the validity of any such credit extended or lien granted pursuant to this Order and the DIP Financing Agreement is subject to the protections afforded under 11 U.S.C. (S) 364(e).

     17. The Debtor specifically waives and relinquishes any right, whether now existing or hereafter arising, to seek or request any stay, injunction, or other order concerning the Lender's ability to enforce its rights under the DIP Financing Agreement.

     18. In addition, the Debtor specifically waives and relinquishes any right, whether now existing or hereafter arising, under Code (S)(S) 506(c) and 552(b) to challenge, modify, alter,

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amend or surcharge Lender's rights, interest or liens in and to the Collateral and the proceeds thereof.

     19. The Debtor as plan proponent may not modify, alter, or revise any terms, conditions, liens, priorities, payment terms, or other provisions of the DIP Financing Agreement under any plan of reorganization.

     20. A final hearing in this Motion shall be held on April 23, 1998, at 2:30 p.m. (Prevailing Eastern Time) at the United States Bankruptcy Court for the District of Delaware. The Debtor shall promptly serve a copy of the Motion and this Interim Order upon: (i) Lender; (ii) the Office of the United States Trustee, (iii) the Debtor's twenty (20) largest unsecured creditors; and (iv) any entity or person who has entered its appearance in this matter.

     21. Any person opposing the Motion must file an objection or other responsive pleading with the Clerk of the United States Bankruptcy Court for the District of Delaware 824 Market Street, Wilmington, Delaware, 19801 and deliver a copy to Debtor's counsel, whose name and address appears below, on or before April 20, 1998 at 4:00 p.m. In the absence of any timely filed and property served objection or responsive pleading, the Court may, upon consideration of the record, enter a final order granting the Motion.

     ORDERED in the District of Delaware, this 25th day of March, 1998.

                                    BY THE COURT:

                                    ________________________________________
                                    UNITED STATES BANKRUPTCY JUDGE

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